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                                                                    Exhibit 99.1

For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner                   Christina Carrabino (general information)
President and CEO                      Stephanie Mishra (analyst contact)
(650) 614-5767                         (415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

                             FOR IMMEDIATE RELEASE

                         GREATER BAY BANCORP ANNOUNCES
                            SUCCESSFUL Y2K ROLLOVER

PALO ALTO, CA, January 3, 2000 -- Greater Bay Bancorp (Nasdaq:GBBK) announced today that its mission critical systems successfully responded to the century date change. Accordingly, the Company's core banking systems, including the application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve, are fully operational and accurately processing customer information and transactions.

David L. Kalkbrenner, President and Chief Executive Officer, stated, "Greater Bay Bancorp's year 2000 readiness is the result of two years of planning, implementation and testing. We dedicated a significant amount of management and staff resources to this effort to ensure that the rollover would be seamless for our valued customers. As an additional safeguard, we will continue to monitor our systems and those of our vendors and suppliers over the coming months."

Greater Bay Bancorp is a financial services holding company with $2.3 billion in assets as of September 30, 1999. In October 1999, the company completed a merger with Bay Commercial Services, the holding company for Bay Bank of Commerce. In addition, Greater Bay Bancorp recently signed definitive agreements to merge with Mt. Diablo Bancshares, which is anticipated to close in the first quarter of 2000, and Coast Bancorp, which is anticipated to close late in the first quarter or early in the second quarter of 2000. On a pro forma basis, if all of these mergers had occurred on September 30, 1999, Greater Bay Bancorp would have had assets of approximately $3.0 billion.

Greater Bay Bancorp and its financial services subsidiaries, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank and Peninsula Bank of Commerce, along with its operating divisions, Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri
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Valley Region, with offices located in Cupertino, Fremont, Hayward, Millbrae,
Palo Alto, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara, and Walnut Creek.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including the Annual Report on Form 10-K for the year ended December 31, 1998, and particularly the discussion of risk factors with such documents.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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